EXHIBIT 10.1.9

THIRTEENTH AMENDMENT TO THE
KAYDON CORPORATION
EMPLOYEE STOCK OWNERSHIP AND THRIFT PLAN

This Thirteenth Amendment is made to the above plan this 22nd day of December, 2009, by Kaydon Corporation (“Employer”).

WHEREAS, Section 10.1 of the Kaydon Corporation Employee Stock Ownership and Thrift Plan (“plan”) as amended and restated on February 19, 2002, authorizes the Employer to amend the plan; and

WHEREAS, the Employer hereby adopts this Amendment to reflect certain provisions of the Pension Protection Act of 2006 (“PPA”), as well as certain technical corrections made under the Worker, Retiree, and Employer Recovery Act of 2008 (“WRERA”); and

WHEREAS, this Amendment is intended as good faith compliance with the requirements of PPA and is to be construed in accordance with PPA and guidance issued thereunder; and

WHEREAS, except as otherwise provided, this Amendment shall be effective the first day of the Plan Year beginning after December 31, 2006; and

WHEREAS, this Amendment supersedes the provisions of the plan to the extent those provisions are affected by or inconsistent with the provisions of this Amendment.

NOW, THEREFORE, the Employer amends the plan as follows:

1. Effective for Plan Years beginning after December 31, 2007, Section 5.10(f) is amended to read as follows:

(f) Attributable Income or Loss.  Any deduction from a participant’s account to correct or in conjunction with correction of an Excess Deferral, Excess Contribution, or Excess Aggregate Contribution shall include the attributable income or loss for the applicable period. The applicable period for an Excess Deferral is the calendar year. The applicable period for an Excess Contribution or Excess Aggregate Contribution is the Plan Year. A deduction from a Participant’s account to correct or in conjunction with correction of an excess amount under this provision shall not include attributable income or loss for the period between the last day of the applicable period and the date of distribution.

(i) Method of Determination.  The Employer may determine the attributable income or loss for the applicable period using any reasonable method that does not result in discrimination under Code Section 401(a)(4). The method must be used consistently for all participants and for all corrective distributions for the Plan Year and must be the method used for allocating earnings or losses to the participants’ accounts for that year.

(ii) Alternative Method of Determination.  If the attributable income or loss is not determined under (i) above, the income or loss shall be determined by multiplying the income or loss attributable to the account from which the correcting deduction is made for the applicable period for which the excess is determined by a fraction. The numerator of the fraction is the excess amount. The denominator is the balance in the account as of the first day of the applicable period, plus contributions allocated as of the last day of the period.

2. Section 5.10(j) is amended to read as follows:

(j) Taxation of Distribution.

(i) Excess Deferral.  The Excess Deferral is included in the Participant’s income for the calendar year for which contributed. The attributable income or loss is included for the calendar year of distribution.

(ii) Excess Contributions/Excess Aggregate Contributions.  Effective for Plan Years beginning after December 31, 2007, an amount distributed to correct an Excess Contribution or Excess Aggregate Contribution shall be included in the Participant’s income for the calendar year in which it is distributed.

3. Section 6.5(a) is amended to read as follows:

(a) Non-Top Heavy.

Effective as of the first day of the Plan Year beginning after December 31, 2006, for each Participant who has an Hour of Service on or after January 1, 2007, the vested percentage with respect to the Participant’s Employer Regular Profit Sharing Account shall be determined as follows:

Years of Vesting Service	Vested Percentage

Less than 1 year	0%
1 year but less than 2 years	10%
2 years but less than 3 years	20%
3 years but less than 4 years	40%
4 years but less than 5 years	60%
5 years but less than 6 years	80%
6 years or more	100%

4. Effective as of August 17, 2006, Section 7.2(a) is amended to read as follows:

(a) Immediate and Heavy Financial Need.  The request must establish an unusual financial burden due to immediate and heavy financial needs. The purchase of, but not mortgage or other regular payments for, a principal residence for the Participant; tuition and related educational costs for the next 12 months of postsecondary education for the Participant or the Participant’s Spouse, child, dependent or primary beneficiary; medical expenses previously incurred or necessary to obtain medical care of the type deductible under Code Section 213(d) for the Participant or the Participant’s Spouse, dependent or primary beneficiary; prevention of eviction from, or foreclosure (or forfeiture) of the mortgage, land contract, or other security interest on the Participant’s principal residence; burial or funeral expenses for the Participant’s parent, Spouse, child, dependent, or primary beneficiary; expenses for the repair of damage to the Participant’s principal residence that are of the type deductible under Code Section 165; other similar matters approved by the Committee in a uniform and non-discriminatory manner and memorialized in rules and regulations of Plan Administration in Appendix H to this Plan; or other conditions specified by the Commissioner of Internal Revenue in official pronouncements are immediate and heavy financial needs for purposes of this plan. For purposes of this paragraph, a Participant’s primary beneficiary is an individual designated by the Participant as a primary beneficiary under this Plan and who has a right to all or a portion of the Participant’s account balance upon the death of the Participant.

5. Section 7.4(b) is amended to read as follows:

(b) Favorable Tax Treatment.  When consent is required, the Participant shall be notified of the right to elect or defer distribution and the consequences of failing to defer. The written notice shall provide an explanation of the material features and relative values of the available methods of distribution. The notice shall be provided at least 30 days and not more than 180 days before the first day of the first period for which benefits are paid.

6. The number “90” shall be replaced by the number “180” in each place that it appears in Section 7.5 and Section 7.9.

7. Effective for distributions made after December 31, 2006, Section 7.14 is amended to read as follows:

7.14 Direct Rollover Rules.  Notwithstanding any provision of the Plan to the contrary that would otherwise limit a Distributee’s election under this Article, a Distributee may elect, at the time and in the manner prescribed by the Plan Administrator, to have any portion of an Eligible Rollover Distribution paid directly to an Eligible Retirement Plan specified by the Distributee in a Direct Rollover.

(a) Eligible Rollover Distribution.  An Eligible Rollover Distribution is a distribution of all or any portion of the balance to the credit of the Distributee, except that an Eligible Rollover Distribution does not include: any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the Distributee or the joint lives (or joint life expectancies) of the Distributee and the Distributee’s designated beneficiary, or for a specified period of ten years or more; any distribution to the extent such distribution is required under section 401(a)(9) of the Code; is required under section 401(a)(9) of the Code; any hardship distribution described in Code Section 401(k)(B)(i)(iv) received on or after May 1, 1999; the portion of any distribution that is not includible in gross income (determined without regard to the exclusion for net unrealized appreciation with respect to employer securities); and any other distribution that is reasonably expected to total less than $200 during a year.

(b) Eligible Retirement Plan.  An Eligible Retirement Plan is an individual retirement account described in section 408(a) of the Code, an individual retirement annuity described in section 408(b) of the Code, an annuity plan described in section 403(a) of the Code, or a qualified trust described in section 401(a) of the Code, and, effective January 1, 2002, an annuity contract described in section 403(b) of the Code and an eligible plan under section 457(b) of the Code which is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state and which agrees to separately account for amounts transferred into such plan from this plan, that accepts the Distributee’s eligible rollover distribution. Effective for eligible rollover distributions made after December 31, 2007, an eligible retirement plan includes an individual retirement account described in Code Section 408A. For any portion of an eligible rollover distribution consisting of after-tax contributions that are not includable in gross income, an eligible retirement plan is an individual retirement account or annuity described in Code Section 408(a) or 408(b) or a qualified trust described in Code Section 401(a) or annuity contract described in Code Section 403(b) that agrees to separately account for such portion.

(c) Distributee.  A Distributee includes an employee or former employee. In addition, the employee’s or former employee’s surviving spouse or former spouse who is the alternate payee under a qualified domestic relations order, as defined in section 414(p) of the Code, are Distributees with regard to the interest of the spouse or former spouse.

(d) Direct Rollover.  A Direct Rollover is a payment by the Plan to the Eligible Retirement Plan specified by the Distributee.

(e) Non-Spouse Beneficiary.  A Beneficiary who is not a spouse may elect to transfer all or any portion of a distribution deemed to be an eligible rollover distribution to an individual retirement account or annuity described in Code Section 408(a) or (b), or effective for distributions made after December 31, 2007, an individual retirement account described in Code Section 408A, that is established for the purpose of receiving the distribution on behalf of the designated Beneficiary and which is treated as an inherited IRA within the meaning of Code Section 408(d)(3)(C). Additional rules, including the determination of any distribution required under Code Section 401(a)(9), apply as provided under Code Section 402(c)(11) and Regulations and any other applicable guidance published by the Internal Revenue Service.

* * *

IN WITNESS WHEREOF, the Employer has caused this instrument to be executed by proper officers the day and year first above written.

KAYDON CORPORATION

By	/s/ Debra K. Crane
Its V.P. General Counsel and Secretary

And	/s/ Anthony T. Behrman
Its V.P. – Human Resources